Exhibit 10.14

Pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, certain information, exhibits, and schedules herein have been omitted because each are both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted information, schedules, and exhibits to the Securities and Exchange Commission upon its request.

Amendment 1 to License Agreement

THIS AMENDMENT dated this 11th day of August, 2023.

BETWEEN

Edison Oncology Holding Corp.

and

Apollomics Inc.

RECITALS

Edison Oncology Holding Corp. (“Edison”) and Apollomics Inc. (“Apollomics”) previously entered into a License Agreement dated January 31, 2021 (“License Agreement”), for the purpose of developing, seeking regulatory approval and commercializing EO1001. Edison and Apollomics are also referred to individually as a “Party” and together as the “Parties”;

As of the date of this Amendment (as defined below), Edison has invoiced Apollomics approximately USD $[***] (including last invoice [***]) for costs incurred by Edison in conducting the Initial Clinical Trial including start-up costs (the “Prior Costs”). As of the date of this Amendment, Apollomics has reimbursed a portion of such costs in accordance with the terms and conditions of the License Agreement in the amount of USD $[***], with the last payment made by Apollomics on or about [***] (the “Prior Payments”) with cumulative unpaid amounts exceeding USD $[***] at [***];

According to the timeline described in the Joint Development Plan Schedule 2.4 of the License Agreement, the Initial Clinical Trial was projected to initiate enrollment of the dose escalation segment [***] and end the dose escalation segment [***] ([***] subjects), and the dose expansion enrollment was projected to be completed by [***] ([***] subjects) with a total budget for the Initial Clinical Trial of USD $[***] million;

Also according to the Joint Development Plan Schedule 2.4 of the License Agreement, Apollomics was expected to initiate GMP manufacturing and GLP Toxicology studies to support an US-IND filing once preliminary evidence of activity has been observed in the Initial Clinical Trial. [***]

As of the date of this Amendment, Edison has enrolled [***] dose escalation cohorts including [***] subjects in the Initial Clinical Trial ([***] ) out of [***] subjects projected. [***]

Edison and Apollomics desire to amend the License Agreement on the terms and conditions set forth in this Amendment 1 to License Agreement (this “Amendment”);

This Amendment is the first amendment to the License Agreement; and

References in this Amendment to the License Agreement are to the License Agreement.

IN CONSIDERATION OF the Parties agreeing to amend their obligations in the License Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform, and fulfill the promise, conditions and agreements set forth below:

1. Amendments

a.	Section 1.86 of the License Agreement is hereby amended as follows:

1.86 “Phase III Clinical Trial or Pivotal Clinical Trial” means any clinical study which the FDA or EMA after review of phase 2 study data has written agreement, i.e. end of phase 2 meeting minutes, that it can serve as a pivotal study for purposes of seeking full or regular Marketing Approval or has documented evidence from the FDA or EMA which upon review of the data indicate the data generated from the said clinical trial qualifies for Accelerated Marketing Approval that is conducted on sufficient numbers of human subjects to establish that a pharmaceutical product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, and to support Marketing Approval or Accelerated Marketing Approval of such pharmaceutical product and that would or does satisfy requirements of 21 C.F.R. § 312.21(c) or 21 C.F.R § 314, subpart (H) or comparable regulations in any country or jurisdiction outside the U.S., whether or not it is designated a Phase III Clinical Trial.

b.	Section 4.3 of the License Agreement is hereby amended as follows:

4.3 Development Reports.

(i)	During the Initial Clinical Trial: (a) Edison shall Deliver to Apollomics on a regular basis, and at least monthly, for patients undergoing treatment: a summary of scheduled laboratory results reported as “normal” or “abnormal” with CTCAEv5 grade and values; a summary of adverse events observed in any patient with CTCAEv5 grade; a summary of any study-related biomarker data obtained for any patient; a summary of radiologic imaging for efficacy assessment as reported by the clinical site radiologist as objective response (OR), stable disease (SD) or progressive disease (PD); (b) Edison shall arrange “read-only” access to the electronic data capture (EDC) system in use for the Initial Clinical Trial such that Apollomics can view available data for the Initial Clinical Trial; (c) If requested by Apollomics, Edison will request the study sites to provide radiographic images from study subjects for independent assessment by Apollomics or Apollomics designated third-party radiologist. Any costs associated with radiographic image acquisition shall be borne solely by Apollomics.

(ii)	Each Party shall prepare and deliver to the JSC (or after the JSC is disbanded, to the other Party) Development Reports summarizing its Development activities once per Calendar Quarter during the Term. After the JSC disbands, such reports may be high- level summaries sufficient to enable Edison to understand the status of Development of Licensed Products in the Licensed Territory, as well as material issues or concerns arising in the course of such Development activities.

(iii)	Edison and Apollomics shall treat the information contained in the Development Reports as Confidential Information of each Party.

(iv)	The Parties shall discuss in good faith and determine as to the scope, form, format and content of any disclosures of the information in the Development Reports to the counterparty of the Upstream Agreement; provided that Edison shall provide reciprocal disclosures of information regarding the Development of the Licensed Product outside the Licensed Territory Edison receives from the counterparty of the Upstream Agreement to Apollomics.

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c.	Section 4.4 of the License Agreement is hereby amended as follows:

4.4 Cost. As between the Parties, Apollomics shall solely bear all costs and expenses for the Development of the Licensed Product in the Licensed Territory to the extent in accordance with a budget to be agreed to between the Parties in writing, including without limitation all costs and expenses for all regulatory activities associated with the Licensed Product in the Licensed Territory. Such costs and expenses incurred by Edison for conducting the Initial Clinical Trial as of the date of this Amendment and after the date of this Amendment shall be reimbursed by Apollomics based on the following schedule:

●	USD $[***] shall be due and payable immediately upon execution of this Amendment.

●	The payment schema will be based on a milestone-based patient enrollment and trial conduct with USD $[***] per patient enrolled as per below schedule.

○	During the single-patient dose escalation (Tier 1a): USD $[***] upon first dosing of each patient in the clinical trial and USD $[***] after 168 days (24 weeks) of drug treatment or earlier if the patient exits the study, payable immediately upon Edison’s delivery to Apollomics of the clinical data entry to the EDC for each patient.

○	USD $[***] for each of patient 001-005 (cohort 3, 20mg), patient 001-008 (cohort 4,30mg), and patient 001-011 (cohort 5, 50mg) already dosed shall be due and payable immediately upon execution of this Amendment.

○	USD $[***] for patient 001-005 as this subject has completed 168 days of drug treatment and the related clinical data has been entered into the EDC.

●	USD $[***] upon delivery of the clinical study report for the Initial Clinical Trial to Apollomics at the following schedule:

○	USD $[***] at data transfer after database lock

○	USD $[***] upon providing TFLs to Apollomics generated per statistical analysis plan aligned by Edison and Apollomics

○	USD $[***] upon delivery of final CSR which requires review and approval by Apollomics prior to sign-off by Edison

For clarity, USD $[***] shall be due and payable by Apollomics to Edison immediately upon execution of this Amendment. Furthermore, the sum total payments made by Apollomics to reimburse Edison’s costs pursuant to this Section 4.4 (including (i) FTE Cost and out-of-pocket costs paid by Edison for conducting the Initial Clinical Trial, (ii) the Prior Payments, and (iii) all other payments due under this Amendment) shall not exceed USD $[***] without prior written consent of the Parties. Any other costs incurred by Edison in accordance with activities agreed separately between Edison and Apollomics in advance shall be agreed upon in writing in order to be promptly reimbursed by Apollomics.

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2. No Other Change

Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the License Agreement remain unchanged and in full force and effect.

3. Miscellaneous Terms

Capitalized terms not otherwise defined in this Amendment will have the meanings ascribed to them in the License Agreement. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Amendment. Words in the singular mean and include the plural and vice versa. Words in the masculine include the feminine and vice versa. No regard for gender is intended by the language in this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed in duplicate by their respective duly authorized officers and representatives.

Edison Oncology Holding Corp.		Apollomics Inc.

By:		By:
Jeffrey Bacha

Title:	Chief Executive Officer	Title:	President

Date:	August 18, 2023	Date:	August 18, 2023

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